Exhibit 23.1

Consent of Independent Registered Accounting Firm

The Board of Directors

Genesis Microchip Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-120136, 333-110881, 333-109719, 333-109178, 333-102161, 333-83170, 333-51001, 333-70469, 333-81413, 333-94235, 333-96291, 333-42862, 333-52868, 333-65700 and 333-76286) of Genesis Microchip Inc. or its predecessor, Genesis Microchip Incorporated, of our report dated June 7, 2005, with respect to the consolidated balances sheets of Genesis Microchip Inc. as at March 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2005, which report appears in the March 31, 2005 Annual Report on Form 10-K/A of Genesis Microchip Inc.

/s/ KPMG LLP

Toronto, Canada

July 8, 2005